UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2010

Bellmore Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-156062	26-3033276
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1990 Main Street, Suite 750
Sarasota, Fl 34236
 (Address of principal executive offices)

(941) 309-5356
(Telephone number, including area code)

1806 Bellmore Street
Oakhurst, NJ 07755
 (Former name or former address, if changed since last report)

Copies to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South
Manalapan, NJ, 07726
Tel.: (732) 409-1212
Fax.: (732) 577-1188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01 below.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 12, 2009, Mark Gruberg and Bernard Gruberg, the majority shareholders (the “Majority Shareholders”) of Bellmore Corporation (the “Company”), entered into a stock purchase agreement (the “Agreement”) with Walter Kostiuk (“Kostiuk”).  Pursuant to the Agreement, the Majority Shareholders were to transfer to Kostiuk two million (2,000,000) shares of the Company’s common stock, representing approximately 84.39% of the total issued and outstanding common stock of the Company, in exchange for the purchase price of two hundred and seventy five thousand dollars ($275,000) (the “Purchase Price”).  On January 14, 2010 (the “Closing Date”), Kostiuk transferred the balance of the Purchase Price to the Majority Shareholders (the “Closing”).

Business

Pursuant to the change in control of the Company, the Company has changed its business plan, as set forth below:

Bellmore Corporation will become a global technology company focused on providing answers and highly targeted advertising through an automated answer engine via web and mobile smartphone applications.  The Company will offer a wide range of answers on a broad scope of web-based content.

Item 5.01 Changes in Control of Registrant

On the Closing Date, pursuant to the terms of the Agreement, Kostiuk purchased a total of two million (2,000,000) shares of the issued and outstanding common stock of the Company, representing (84.39%) of the total issued and outstanding stock of the Company, from the Majority Shareholders.  In exchange for the controlling shares of the Company, Kostiuk agreed to pay the Purchase Price, as referenced in Item 2.01 above.

In connection with the change in control, the Company changed the location of its executive offices to 1990 Main Street, Suite 750, Sarasota, Fl 34236. The Company’s new telephone number is (941) 309-5356.  The Company’s new fax number is (941) 309-5257.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) Resignation of Directors/Officers

Effective immediately upon the Closing of the transaction contemplated in the Agreement, Mark Gruberg and Bernard Gruberg tendered their resignations from all offices held in the Company.

(b) Appointment of Directors and Officers

The following person was appointed as our sole executive officer and director. Directors are elected to hold offices until the next annual meeting of Shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

Name	Age	Position
Walter Kostiuk	43	Chief Executive Officer, Chief Financial Officer, Chairman

The business experience of Walter Kostiuk is as follows:

Walter Kostiuk, 43, Chief Executive Officer, Chief Financial Officer, Chairman

Mr. Kostiuk has more than fifteen years experience in the Wireless Data and Semantic Software industries. His past experience includes growing early-stage technology companies, highlighted by leadership roles with some of the most successful technology companies in the world today including Research in Motion (“RIM”) beginning in 1999. During his six year career at RIM, Kostiuk co-founded the BlackBerry ISV mobile applications strategy & division.

In 2005, Mr. Kostiuk participated in the startup successes of AskMeNow™, an early provider of human-based mobile question & answer solutions, where he negotiated several wireless carrier and manufacturer distribution deals in both Canada and the U.S including Rogers Wireless and Alltel Wireless (now Verizon Wireless). Mr. Kostiuk’s business development efforts supported a peak corporate valuation of approximately one hundred and fifty million dollars ($150,000,000) in 2006.

Most recently, Mr. Kostiuk held an executive leadership role at Expert System™, a global leader in Enterprise Semantic Intelligence solutions, where he was directly responsible for the mobile enterprise search strategy and business in 2008.   While there, Mr. Kostiuk was successful in securing a contract with Research in Motion, resulting in the deployment of a mobile self-help search solution called BlackBerry Answers™.

Through his efforts at Expert System, Mr. Kostiuk’s applications were awarded the 2009 GSM Mobile Global Award as well as the 2009 CTIA Finalist Award for Emerging Technology.

Family Relationships

None.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

10.1     Stock Purchase Agreement, dated December 12, 2009, as filed with the SEC on Form 8-K on December 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 19, 2010		BELLMORE CORPORATION

	By:	/s/ Walter Kostiuk
Walter Kostiuk Chief Executive Officer